EXHIBIT 15.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the use of the name MHA Petroleum Consultants, Inc., to references to MHA Petroleum Consultants, Inc., and to the inclusion of information taken from our reserve reports relating to the estimated quantities of certain of Samson Oil & Gas Limited’s proved reserves of oil and gas and present values thereof for the year ended June 30, 2007 in this Form 20-F. We further consent to the incorporation by reference in the Registration Statements on Form F-3, Registration Nos. 333-161199 and 333-153223 of Samson of our reports.

Very truly yours,

/s/ MHA Petroleum Consultants LLC
MHA Petroleum Consultants LLC

December 17, 2009